SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2007

    NASDAQ Premium Income & Growth Fund Inc.

(Exact name of Registrant as specified in its charter)

Maryland	333-138823	84-1720757
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 World Financial Center, 6th Floor, New York, New York    10080

(Address of principal executive offices)               (Zip Code)

Registrant’s telephone number, including area code: (212) 449-4742

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

The following press release was issued by NASDAQ Premium Income & Growth Fund Inc. on March 9, 2007:

NASDAQ PREMIUM INCOME & GROWTH FUND INC.

UNDERWRITERS EXERCISE OVER-ALLOTMENT OPTION

New York, NY - March 9, 2007 - NASDAQ Premium Income & Growth Fund Inc. (the “Fund”) (NASDAQ: QQQX) announced today that it has closed on the underwriters’ overallotment option in connection with its previously announced common stock offering. The underwriters exercised their option to purchase 1,450,000 common shares, representing a portion of their total option. The gross proceeds to the Fund from the exercise of the option were $27,695,000, which was received by the Fund on March 9, 2007. The total gross proceeds from the offering, including the initial public offering and the over-allotment, were $347,620,000.

The Fund’s investment objective is to provide stockholders with premium income and capital appreciation. The Fund pursues its investment objective principally through a two-part strategy. First, the Fund invests, under normal circumstances, substantially all of its net assets in a portfolio of investments designed to closely track the performance over time, before fees and expenses, of the Nasdaq 100 Index®. Second, the Fund uses certain option strategies, primarily consisting of writing (selling) Nasdaq 100 Index® call options, to generate premium income and reduce the volatility of the Fund’s returns, with the intent of improving the Fund’s risk adjusted returns. There can be no assurance that the Fund will achieve its investment objective or be able to structure its investments as anticipated. The Fund is not intended as a complete investment program.

This press release is neither an offer to sell nor a solicitation of an offer to buy shares of common stock of the Fund. The offering of these securities will be made only by means of a prospectus. Copies of the Fund’s prospectus can be obtained from Merrill Lynch & Co., 4 World Financial Center, 6th Floor, New York, New York 10080.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

NASDAQ Premium Income & Growth Fund Inc. (Registrant)

By:	/s/ James E. Hillman
James E. Hillman Treasurer

Date: March 9, 2007

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